Independent Auditors' Consent





The Board of Directors
CBS Corporation (formerly Westinghouse Electric Corporation):

          We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-38367) of Ingersoll-Rand Company of our report dated January 29, 1997, with respect to the combined balance sheets of Thermo King (a unit of CBS Corporation) as of December 31, 1996 and 1995 and the related combined statements of income and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Form 8-K of Ingersoll-Rand Company dated October 31, 1997. We also consent to the reference to our firm under the heading "Experts" in the Prospectus.



                                    KPMG Peat Marwick LLP


Minneapolis, Minnesota
March 9, 1998